The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

AMENDMENT #1 TO

FUTURES AND OPTIONS ON FUTURES ACCOUNT AGREEMENT

This Amendment dated October 30, 2019 shall serve as an amendment to the Futures and Options on Futures Account Agreement for Timothy Plan dated November 8, 2018 (the “Agreement”) by and between each customer identified on the Schedule A attached to the Agreement, separately and not jointly (each a “Customer”), and GOLDMAN, SACHS & CO.

The Schedule A attached to the Agreement shall be amended to add the following Customers:

Timothy Plan US Small Cap Core ETF

Timothy Plan International ETF

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed in its name and on behalf by a duly authorized representative as of the aforementioned day and year.

Timothy Plan on behalf of the funds listed on Schedule A

By:

Name:	Arthur Ally

Title:	President

The Timothy Plan - 2023 1st Quarterly Board Meeting - ANNUAL RENEWALS

Schedule A

To the Futures and Options on Futures Account Agreement

For

Timothy Plan

Dated November 8, 2018

Timothy Plan US Large Cap Core ETF

Timothy Plan High Dividend Stock ETF

Timothy Plan US Small Cap Core ETF

Timothy Plan International ETF

Dated: October 30, 2019